Exhibit 99.1

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Avista Corp. Chairman and CEO Gary G. Ely Announces Retirement Date Scott L. Morris elected chairman and CEO effective Jan. 1, 2008

SPOKANE, Wash. – Feb. 12, 2007, 1:30 p.m. PST: Avista Corp. (NYSE: AVA). Chairman of the Board and Chief Executive Officer Gary G. Ely announced to the company’s board of directors that he will retire from the company and the board effective Dec. 31, 2007. Following the announcement, the company’s board of directors elected Avista Corp. President and Chief Operating Officer Scott L. Morris as chairman and chief executive officer effective Jan. 1, 2008. In addition, the board appointed Morris as a director on the board effective immediately.

“We have been diligent and deliberate in the succession planning for our company over the past several years. I have every confidence in Scott Morris’ ability to take on the leadership mantle at the end of this year. The executive team we now have in place is well qualified and well positioned to continue taking our company forward to meet our strategic objectives both financially and operationally,” said Ely. “After 40 years with the company, I’ve seen many changes in technology and the ways we operate, but the one thing that has never changed is the dedication of our employees and their commitment to reliably serve our customers and bring value to our shareholders.”

Ely joined the company in 1967 in the engineering department. Over the course of his career, he worked in virtually every area of the utility company and managed construction and operations for natural gas, hydroelectric, thermal generation and transmission. He also managed marketing, and state and federal regulatory relations. He was named executive vice president in 1999 and chairman of the board, president and chief executive officer in 2001. In addition, Ely chairs the boards of Avista subsidiaries Advantage IQ and Avista Energy.

Under Ely’s direction, Avista weathered the 2000-2001 energy crisis and its financial impact on the company. Since December 2001, total shareholder return for Avista’s investors has increased nearly 124 percent, significantly outperforming peer utilities in the region and the Standard & Poor’s 400 MidCap Utility Index. Additionally, dividends have increased five times in the past three years.

Operationally, Ely has guided the company’s refocus on energy and energy-related services, including the near completion of a five-year transmission upgrade and expansion plan, building and strategically acquiring a diversified mix of resources – renewable and traditional — to meet the needs of Avista’s customers, and working with state regulators and staff to implement rate structures that are fair for customers and value-based for the company. In addition, Ely’s leadership has been instrumental in the success of Avista Corp. subsidiaries Avista Energy and Advantage IQ as each reaches new benchmarks in their financial growth and operations.

“Avista is a great company, and I am proud to be a part of such a dedicated team. We’ve achieved most of the objectives I set forth when I became chairman in 2001. Beginning in 2008, I look forward to achieving some of my personal goals in service to my church and my community,” said Ely.

Scott Morris, 49, joined Avista in 1981 in the company’s utility marketing division. Throughout his 25-year career with the company, Morris has been a leader in the development and implementation of customer and operational initiatives that have been integral to the utility’s reliability and service excellence. Morris served as general manager for Avista’s Oregon and California utility business from 1991 through 2000, when he was named president of Avista Utilities. Morris was named senior vice president of Avista Corp. in 2002, and president and chief operating officer of Avista Corp. in May 2006.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 346,000 electric and 305,000 natural gas customers in three western states. Avista’s non-regulated subsidiaries include Advantage IQ and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

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